EXHIBIT 99.1

Rockwell Medical Wins Appeal for Determination as Small Business for New Drug Application Filing for Triferic(TM)

Company Eligible for Waiver and Refund of $2.2 Million PDUFA Fee

WIXOM, Mich., June 9, 2014 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, today announced that it has won its appeal for size determination as a small business and is now working with the U.S. Food & Drug Administration (FDA) to have its $2.2 million PDUFA User Fee for filing its New Drug Application (NDA) for Triferic refunded. Rockwell expects to receive a check for $2.2 million from the Department of Treasury. Triferic is the Company's iron-replacement drug for treating iron deficiency in chronic kidney disease patients receiving hemodialysis.

Rockwell's NDA for Triferic was accepted for filing by the FDA on May 28, 2014.  The acceptance of the NDA indicates the determination by the FDA that the application is sufficiently complete to permit a substantive review. The NDA will be subject to a standard review and will have a Prescription Drug User Fee Act (PDUFA) action date of January 24, 2015. The PDUFA action date is the goal date for the FDA to complete its review of the NDA.

The Company's NDA seeks approval for the marketing and sale of Triferic as an iron replacement therapy for the treatment of iron loss or iron deficiency to maintain hemoglobin in adult patients with hemodialysis-dependent stage 5 chronic kidney disease (CKD 5HD). Included in the NDA filing are safety and efficacy data sets derived from the Company's Phase 3 registration program, as well as safety and efficacy data from several additional studies comprising the entire clinical program. During the clinical program more than 1,400 patients were treated with Triferic and more than 100,000 individual administrations were given. The results from the clinical trials have shown the potential for Triferic to be an effective and highly-differentiated iron delivery therapy with a safety profile similar to placebo.

About Triferic

Triferic is a unique iron compound that is delivered to the hemodialysis patient via dialysate, replacing the 5-7 mg of iron that is lost during every dialysis treatment. Triferic is introduced into the sodium bicarbonate concentrate on-site at the dialysis clinic, which is subsequently mixed into dialysate. Once in the dialysate, Triferic crosses the dialyzer membrane and enters the blood where it immediately binds to apo-transferrin and is taken to the bone marrow, similar to how dietary iron is processed in the human body. In completed clinical trials to date, Triferic has demonstrated that it may safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin), while significantly reducing ESA dose.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell's lead drug candidate Triferic is in late-stage clinical development for the treatment of iron replacement in dialysis patients. Triferic delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials to date, Triferic has demonstrated that it may safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin), while significantly reducing ESA dose. Triferic has successfully completed the efficacy trials of its Phase 3 clinical study program (CRUISE-1 and CRUISE-2). Triferic is expected to address an estimated $600M U.S. market.

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to launch Calcitriol once it receives FDA manufacturing approval, addressing an estimated $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S. and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug products, Calcitriol and Triferic upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of the Triferic unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and Triferic following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Michael Rice, Investor Relations; 646-597-6979